Exhibit 3.2

BYLAWS

of

JAOVI INC.

(a Wyoming Corporation)

ARTICLE I. OFFICES

1.1. Principal Office

The principal executive office of the Corporation shall be located at Coopemangle Los Delfines Casa 94, Puerto Cortes de Osa, Puntarenas, 60504, Costa Rica, or at such other location as may be determined by the Board of Directors.

1.2. Additional Offices

The Corporation may maintain additional offices or places of business as determined by the Board of Directors.

ARTICLE II. SHAREHOLDERS

2.1. Annual Meetings

An annual meeting of shareholders shall be held at a date, time, and place designated by the Board of Directors for the election of directors and the transaction of other business properly brought before the meeting.

2.2. Special Meetings

Special meetings of shareholders may be called by the Board of Directors, the President, or shareholders holding not less than twenty-five percent (25%) of the outstanding voting shares of the Corporation.

2.3. Notice of Meetings

Written notice of shareholder meetings stating the date, time, place, and purpose of the meeting shall be provided to shareholders not less than ten (10) days prior to the meeting.

2.4. Quorum

A majority of the outstanding shares entitled to vote shall constitute a quorum for the transaction of business at any shareholder meeting.

2.5. Voting Rights

Each outstanding share shall be entitled to one vote on each matter submitted to shareholders. Unless otherwise required by applicable law or the Articles of Incorporation, actions shall be approved by a majority of votes cast.

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ARTICLE III. BOARD OF DIRECTORS

3.1. Authority

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

3.2. Number of Directors

The Corporation shall have one (1) director unless otherwise determined by the shareholders.

3.3. Term of Office

Each director shall serve until a successor is elected and qualified or until such director’s resignation, removal, or death.

3.4. Vacancies

Any vacancy on the Board of Directors may be filled by the remaining director or by the shareholders.

3.5. Meetings

Meetings of the Board of Directors may be held at such times and locations as determined by the Board.

3.6. Action Without Meeting

Any action required or permitted to be taken by the Board may be taken without a meeting if consented to in writing by all directors.

ARTICLE IV. OFFICERS

4.1. Officers

The officers of the Corporation may include a President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, Vice Presidents, Assistant Secretaries, Assistant Treasurers, and such other officers or assistant officers as the Board of Directors may appoint from time to time. Any two or more offices may be held by the same person unless prohibited by applicable law.

4.2. Appointment and Term

The officers of the Corporation shall be appointed by the Board of Directors and shall serve until their resignation, removal, death, or until their successors are duly appointed and qualified.

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4.3. President and Chief Executive Officer

The President or Chief Executive Officer shall have general supervision over the business and affairs of the Corporation, shall implement the strategic objectives of the Corporation, may execute agreements and instruments on behalf of the Corporation, and shall perform such other duties as may be assigned by the Board of Directors.

4.4. Secretary

The Secretary shall maintain the corporate records and minutes of meetings of shareholders and directors, provide notices required by law or these Bylaws, maintain shareholder records, and perform such additional duties as may be assigned by the Board of Directors.

4.5. Treasurer and Chief Financial Officer

The Treasurer or Chief Financial Officer shall oversee the financial affairs of the Corporation, including accounting records, banking arrangements, financial reporting, and custody of corporate funds and assets, and shall perform such additional duties as may be assigned by the Board of Directors.

4.6. Assistant Officers

Assistant officers, if appointed by the Board of Directors, shall perform such duties as may be delegated to them by the Board of Directors or by the officer whom they assist.

4.7. Authority and Delegation

The Board of Directors may delegate authority to any officer or agent of the Corporation to enter into contracts, execute documents, or otherwise act on behalf of the Corporation within the scope of such delegated authority.

4.8. Removal

Any officer or assistant officer may be removed by the Board of Directors whenever the Board determines that such removal is in the best interests of the Corporation.

ARTICLE V. SHARES AND SHAREHOLDER RECORDS

5.1. Issuance of Shares

Shares of the Corporation may be issued upon authorization of the Board of Directors and upon such consideration as determined by the Board and permitted by applicable law.

5.2. Share Certificates

Shares may be represented by certificates or issued in uncertificated form, as determined by the Board of Directors.

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5.3. Transfer of Shares

Transfers of shares shall be recorded in the Corporation’s share records in accordance with procedures established by the Board of Directors and applicable law.

5.4. Shareholder Records

The Corporation shall maintain accurate and complete records of its shareholders, including the names, addresses, number of shares held, dates of issuance, and any transfers of shares. Such records may be maintained in physical or electronic form and shall be kept at the principal office of the Corporation or at another location designated by the Board of Directors.

ARTICLE VI. CONFLICTS OF INTEREST

6.1. Disclosure

Any director or officer having an interest in a transaction involving the Corporation shall disclose the nature of such interest to the Board of Directors prior to any consideration or approval of the transaction.

6.2. Record of Disclosure

The disclosure of any conflict of interest, including the material facts relating to the transaction and the interested party’s involvement, shall be documented in the minutes of the meeting or maintained in the Corporation’s records.

6.3. Approval

Interested transactions may be approved if determined by the Board to be fair, reasonable, and in the best interests of the Corporation.

ARTICLE VII. CONTRACTS, LOANS, AND BANKING

7.1. Contracts

The Board may authorize any officer or agent to execute agreements or instruments on behalf of the Corporation.

7.2. Loans

The Corporation may borrow funds and enter into financing arrangements as authorized by the Board of Directors.

7.3. Banking

Corporate funds shall be deposited with financial institutions selected by the Board.

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ARTICLE VIII. BORROWING AUTHORITY

The Board of Directors may authorize the Corporation to borrow money, issue promissory notes or other debt instruments, and enter into financing arrangements on behalf of the Corporation, subject to applicable law and such terms as the Board determines appropriate.

ARTICLE IX. CORPORATE SEAL

The Corporation may adopt a corporate seal in such form as approved by the Board of Directors. The absence of a corporate seal on any document shall not affect the validity or enforceability of such document unless otherwise required by law.

ARTICLE X. WAIVER OF NOTICE

Whenever notice is required to be given under these Bylaws or applicable law, a written waiver of notice signed by the person entitled to such notice shall be deemed equivalent to the giving of proper notice. Attendance at a meeting without objection shall also constitute a waiver of notice.

ARTICLE XI. INDEMNIFICATION

To the fullest extent permitted by Wyoming law, the Corporation shall indemnify its directors, officers, employees, and agents against liabilities and expenses incurred in connection with their service to the Corporation.

ARTICLE XII. COMMITTEES

12.1. Creation and Authority

The Board of Directors may establish one or more committees and delegate to such committees any authority permitted under applicable law and these Bylaws. Each committee shall operate subject to the direction and oversight of the Board.

12.2. Appointment of Members

Committee members shall be appointed by the Board of Directors and shall serve at the discretion of the Board. The Board may remove or replace any committee member at any time.

12.3. Procedures and Meetings

Committees may adopt procedures for the conduct of meetings and activities consistent with these Bylaws and applicable law. Unless otherwise determined by the Board, a majority of committee members shall constitute a quorum for the transaction of business.

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12.4. Limitation of Authority

No committee shall have the authority to amend the Articles of Incorporation or these Bylaws, approve mergers or dissolutions, issue shares except as authorized by the Board, or take any action prohibited from delegation under applicable law.

12.5. Advisory Committees

The Board may also establish advisory committees composed of directors, officers, employees, consultants, or other individuals to provide recommendations and assistance to the Corporation. Advisory committees shall not possess decision-making authority unless expressly authorized by the Board.

ARTICLE XIII. FISCAL YEAR

The fiscal year of the Corporation shall end on May 31 of each year unless otherwise determined by the Board of Directors. The Board may, from time to time and in accordance with applicable law, alter the fiscal year-end as it deems appropriate.

ARTICLE XIV. AMENDMENTS

These Bylaws may be amended, repealed, or replaced by the Board of Directors or shareholders in accordance with applicable law.

CERTIFICATION

I hereby certify that the foregoing Bylaws were adopted by the Board of Directors of Jaovi Inc.

/s/ Jorge Alberto Oviedo Mora

Jorge Alberto Oviedo Mora, Secretary

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